EXHIBIT 5.1

DAVIS WRIGHT TREMAINE LLP

Seattle, Washington

August 31, 2004

IMPCO Technologies, Inc.

16804 Gridley Place

Cerritos, California 90703

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 executed by you on August 31, 2004 (the “Registration Statement”), and to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,600,000 shares of your common stock, $0.001 par value per share (the “Plan Shares”), which will be issuable under the IMPCO Technologies, Inc. 2004 Stock Incentive Plan and the IMPCO Technologies, Inc. 2003 Stock Incentive Plan (the “Plans”).

The law covered by the opinions expressed herein is limited to the General Corporation Law of the State of Delaware, which includes those statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans, and such documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares have been duly authorized and, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Wright Tremaine LLP